UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1 - Exit Filing)*

WMIH CORP.
(Name of Issuer)
Common Stock, par value $0.00001 per share
(Title of Class of Securities)
92936P100
(CUSIP Number)
October 5, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

[X] Rule 13d-1(b)

[   ] Rule 13d-1(c)

[   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 92936P100
(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):
Appaloosa LP
(2) Check the Appropriate Box if a Member of a Group (See Instructions)		(a) [ ]
		(b) [ ]

(3) SEC Use Only
(4) Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power:	0
	(6) Shared Voting Power:	7,600,000
	(7) Sole Dispositive Power:	0
	(8) Shared Dispositive Power:	7,600,000

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:		7,600,000
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): N/A
(11) Percent of Class Represented by Amount in Row (9):		3.7%*
(12) Type of Reporting Person (See Instructions): PN

* Based on 206,380,800 shares outstanding as of August 1, 2016 as set forth in the Issuer’s Quarterly Report on Form 10-Q (File No. 001-14667) filed with the Securities and Exchange Commission on August 5, 2016.

CUSIP NO. 92936P100
(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):
Appaloosa Investment Limited Partnership I
(2) Check the Appropriate Box if a Member of a Group (See Instructions)		(a) [ ]
		(b) [ ]

(3) SEC Use Only
(4) Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power:	0
	(6) Shared Voting Power:	3,800,000
	(7) Sole Dispositive Power:	0
	(8) Shared Dispositive Power:	3,800,000

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:		3,800,000
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): N/A
(11) Percent of Class Represented by Amount in Row (9):		1.8%*
(12) Type of Reporting Person (See Instructions): PN

* Based on 206,380,800 shares outstanding as of August 1, 2016 as set forth in the Issuer’s Quarterly Report on Form 10-Q (File No. 001-14667) filed with the Securities and Exchange Commission on August 5, 2016.

CUSIP NO. 92936P100
(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):
Palomino Master Ltd.
(2) Check the Appropriate Box if a Member of a Group (See Instructions)		(a) [ ]
		(b) [ ]

(3) SEC Use Only
(4) Citizenship or Place of Organization: British Virgin Islands
Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power:	0
	(6) Shared Voting Power:	3,800,000
	(7) Sole Dispositive Power:	0
	(8) Shared Dispositive Power:	3,800,000

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:		3,800,000
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): N/A
(11) Percent of Class Represented by Amount in Row (9):		1.8%*
(12) Type of Reporting Person (See Instructions): CO

* Based on 206,380,800 shares outstanding as of August 1, 2016 as set forth in the Issuer’s Quarterly Report on Form 10-Q (File No. 001-14667) filed with the Securities and Exchange Commission on August 5, 2016.

CUSIP NO. 92936P100
(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):
Appaloosa Management L.P.
(2) Check the Appropriate Box if a Member of a Group (See Instructions)		(a) [ ]
		(b) [ ]

(3) SEC Use Only
(4) Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power:	0
	(6) Shared Voting Power:	3,800,000
	(7) Sole Dispositive Power:	0
	(8) Shared Dispositive Power:	3,800,000

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:		3,800,000
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): N/A
(11) Percent of Class Represented by Amount in Row (9):		1.8%*
(12) Type of Reporting Person (See Instructions): PN

* Based on 206,380,800 shares outstanding as of August 1, 2016 as set forth in the Issuer’s Quarterly Report on Form 10-Q (File No. 001-14667) filed with the Securities and Exchange Commission on August 5, 2016.

CUSIP NO. 92936P100
(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):
Appaloosa Partners Inc.
(2) Check the Appropriate Box if a Member of a Group (See Instructions)		(a) [ ]
		(b) [ ]

(3) SEC Use Only
(4) Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power:	0
	(6) Shared Voting Power:	3,800,000
	(7) Sole Dispositive Power:	0
	(8) Shared Dispositive Power:	3,800,000

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:		3,800,000
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): N/A
(11) Percent of Class Represented by Amount in Row (9):		1.8%*
(12) Type of Reporting Person (See Instructions): CO

* Based on 206,380,800 shares outstanding as of August 1, 2016 as set forth in the Issuer’s Quarterly Report on Form 10-Q (File No. 001-14667) filed with the Securities and Exchange Commission on August 5, 2016.

CUSIP NO. 92936P100
(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):
David A. Tepper
(2) Check the Appropriate Box if a Member of a Group (See Instructions)		(a) [ ]
		(b) [ ]

(3) SEC Use Only
(4) Citizenship or Place of Organization: United States
Number of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power:	0
	(6) Shared Voting Power:	7,600,000
	(7) Sole Dispositive Power:	0
	(8) Shared Dispositive Power:	7,600,000

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:		7,600,000
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): N/A
(11) Percent of Class Represented by Amount in Row (9):		3.7%*
(12) Type of Reporting Person (See Instructions): IN

* Based on 206,380,800 shares outstanding as of August 1, 2016 as set forth in the Issuer’s Quarterly Report on Form 10-Q (File No. 001-14667) filed with the Securities and Exchange Commission on August 5, 2016.

EXPLANATORY NOTE

The Reporting Persons have determined to voluntarily file this exit Amendment at this time prior to the required deadline after the end of the calendar year.

This Amendment No. 1 (this “Amendment”) amends the statement on Schedule 13G filed by the Reporting Persons on February 12, 2016 with respect to Common Stock of WMIH Corp. This Amendment amends and restates Items 4 and 5 in their entirety as set forth below.

Item 4.     Ownership.

(a)     See Item 9 of the cover pages to this Schedule 13G.

(b)     See Item 11 of the cover pages to this Schedule 13G.

(c)     See Items 5 through 8 of the cover pages to this Schedule 13G.

Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following:  [x].

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 13, 2016	APPALOOSA INVESTMENT LIMITED PARTNERSHIP I By: APPALOOSA LP, Its Investment Adviser By: APPALOOSA CAPITAL INC., Its General Partner

	By:	/s/ David A. Tepper
Name: David A. Tepper
Title: President

PALOMINO MASTER LTD. By: APPALOOSA LP., Its Investment Adviser By: APPALOOSA CAPITAL INC., Its General Partner

	By:	/s/ David A. Tepper
Name: David A. Tepper
Title: President

APPALOOSA MANAGEMENT L.P. By: APPALOOSA PARTNERS INC., Its General Partner

By:	/s/ David A. Tepper
Name: David A. Tepper
Title: President

 [Signature Pages to Schedule 13G Amendment No. 1]

APPALOOSA PARTNERS INC.

By:	/s/ David A. Tepper
Name: David A. Tepper
Title: President

APPALOOSA LP By: APPALOOSA CAPITAL INC., Its General Partner

By:	/s/ David A. Tepper
Name: David A. Tepper
Title: President

/s/ David A. Tepper
David A. Tepper

Attention: Intentional misstatements or omissions of fact constitute
Federal criminal violations (See 18 U.S.C. 1001).

 [Signature Pages to Schedule 13G Amendment No. 1]